FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Pricing of an Upsized Offering of 120,000,000 Shares of its Common Stock

New York, New York, May 21, 2014 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) announced today that it has priced its previously announced public offering of 120,000,000 shares of its common stock at a price of $12.00 per share. ARCP also granted the underwriters a 30-day option to purchase up to 18,000,000 additional shares of common stock.

ARCP intends to use the net proceeds of the offering (a) to repay outstanding indebtedness under its existing credit facility and (b) for other general corporate purposes. Amounts repaid under such credit facility may, subject to the satisfaction of customary draw conditions, be reborrowed by ARCP at any time, including to fund acquisitions consistent with ARCP’s acquisition strategy.

BofA Merrill Lynch, Citigroup, Barclays, J.P. Morgan, Capital One Securities, Credit Suisse, Deutsche Bank Securities and Wells Fargo Securities are acting as joint bookrunners for the offering.

The shares of common stock will be issued pursuant to an effective registration statement previously filed with the Securities and Exchange Commission on Form S-3 and available for review on the Securities and Exchange Commission's website at www.sec.gov. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer of the securities will be made only by means of a prospectus, forming a part of the effective registration statement, the applicable prospectus supplement and other related documents. Copies of the applicable prospectus supplement and the accompanying base prospectus related to the common stock offering may be obtained, once filed, from BofA Merrill Lynch, Attn: Prospectus Department, 222 Broadway, New York, NY 10038, or by emailing dg.prospectus_requests@baml.com; Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Telephone: (888) 603-5847, or by emailing barclaysprospectus@broadridge.com; or J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (866) 803-9204.

About ARCP

ARCP is a self-managed publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Anthony J. DeFazio	Brian S. Block, EVP, CFO, Treasurer and Secretary
DDCWorks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arcpreit.com
Ph: 484-342-3600	Ph: 212-415-6500